FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
March 10, 2010	Vito S. Pantilione, President and CEO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES PROMOTIONS

Washington Township, New Jersey - March 10, 2010 - Parke Bancorp, Inc. (Nasdaq: “PKBK”) Washington Township, New Jersey, the parent holding company of Parke Bank, today announced that Elizabeth Milavsky has been promoted to Chief Operating Officer. Ms. Milavsky joined the Bank in 2004 as Senior Vice President, responsible for retail branch administration, human resources and compliance. She was promoted to Executive Vice President in 2008. She was previously Senior Vice President of Operations for Roxborough Manayunk Bank in Philadelphia, a position she held for over 20 years. Vito S. Pantilione noted “Ms. Milavsky’s performance over the last six years has been instrumental in helping the Bank achieve its performance goals.”

John F. Hawkins has been promoted to Senior Vice President and Chief Financial Officer. Mr. Hawkins joined the Bank in 2008 as Controller. Since October of 2009 he has been serving the Bank as Interim Chief Financial Officer. Prior to joining the Bank, he was Controller for Susquehanna Bank DV, headquartered in Camden from 2006 to 2008. Mr. Hawkins was Senior Vice President/Investment Officer at Minotola National Bank from 1993 to 2006. Mr. Hawkins has over 20 years experience in banking with a career focus on asset and liability management, planning, analytics and financial reporting. Vito S. Pantilione noted “Mr. Hawkins’ prior experience will provide great financial leadership to our Company. He has done an incredible job for Parke Bank, taking over all financial responsibilities when our CFO Steve Meddick unexpectedly died.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.